EXHIBIT 99.01

TRACKING STOCK POLICY

SRAX,  INC.

BOARD OF DIRECTORS

TRACKING STOCK POLICY STATEMENT

REGARDING BIGTOKEN PREFERRED TRACKING STOCK

AND BIGTOKEN

1.	General Policy

The BIGToken Preferred Tracking Stock (“Preferred Stock”) is intended to initially reflect the direct and indirect economic rights of the BIGToken Group. From time to time additional assets and liabilities may be allocated to the BIGToken Group in accordance with the rights, preferences and limitations set forth in the Corporation’s certificate of incorporation, as amended, including the Certificate of Designation of Preferences, Rights and Limitations of BIGToken Preferred Tracking Stock (collectively, the “Certificate of Incorporation”), the Bylaws of the Corporation (“Bylaws”) and as set forth herein in this Tracking Stock Policy Statement (the “Policy Statement”).

All material matters as to which the holders of the Corporation’s Class A Common Stock and the holders Preferred Stock may have potentially divergent interests will be resolved in a manner that the Board of Directors or any committee appointed by the Board of Directors to so act (in either case, the “Board”) of the Corporation and, where expressly provided herein or in the Bylaws, the Capital Stock Committee (as defined below) determine in accordance with such directors’ business judgment to be in the best interests of the Corporation and its stockholders as a whole. All capitalized terms used but not defined herein have the respective meanings assigned thereto in the Certificate of Incorporation.

2.	Amendment and Modification

The Board may, with the approval of the Capital Stock Committee but without stockholder approval, subject in each case to any limitations set forth in the Certificate of , the Bylaws  and to any limitations imposed by the fiduciary duties of the Board or applicable law, change the policies set forth in this Policy Statement, including any resolution implementing the provisions of this Policy Statement. The Board also may, with the approval of the Capital Stock Committee but without stockholder approval, adopt additional policies or make exceptions with respect to the application of the policies described in this Policy Statement in connection with particular facts and circumstances, all as the Board may determine in accordance with its business judgment to be in the best interests of the Corporation and its stockholders as a whole. Any decision by the Board to amend, modify or rescind this Policy Statement shall require the approval of the Capital Stock Committee and will be final, binding and conclusive.

3.	Corporate Opportunities

(i)

Allocation. The Board will allocate any business opportunities and operations and any acquired assets and businesses between the SRAX Group and the BIGToken Group (together, the “Groups”), in whole or in part, in a manner it considers in accordance with its business judgment to be in the best interests of the Corporation and its stockholders as a whole. Any allocation of this type may involve the consideration of a number of factors that the Board determines to be relevant including, without limitation:

(a)

whether the business opportunity or operation, or the acquired asset or business, is principally within or related to the then existing scope of one Group’s business;

(b)

whether one Group is better positioned to undertake or have allocated to it that business opportunity or operation, acquired asset or business; and

(c)

existing contractual agreements and restrictions.

(ii)

No Prohibition. No Group will be prohibited from:

(a)

engaging in the same or similar business activities or lines of business as the other Group;

(b)

doing business with any potential or actual supplier, competitor or customer of the other Group; or

(c)

engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers, competitors or customers of the other Group.

(iii)

No Duty, Responsibility or Obligation. In addition, neither the Corporation nor any Group will have any duty, responsibility or obligation:

(a)

to communicate or offer any business or other corporate opportunity that one Group has to the other Group, including any business or other corporate opportunity that may arise that either Group may be financially able to undertake, and that is, from its nature, in the line of either Group’s business and is of practical advantage to either Group;

(b)

to have one Group provide financial support to the other Group; or

(c)

otherwise to have one Group assist the other Group.

4.	Relationship between the Groups

The Corporation will manage its businesses and the businesses in the BIGToken Group in a manner intended to maximize the operations, assets and value of both Groups, and with complementary deployment of personnel, capital, and facilities, consistent with their respective business objectives.

(i)

Commercial Inter-Group Transactions. All material commercial transactions in the ordinary course of business between the Groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm’s-length dealings with unrelated third parties. Neither Group is under any obligation to use or make available to its customers services provided by the other Group, and each Group may use or make available to its customers services provided by a competitor of the other Group.

(ii)

Other Transfers of Assets and Liabilities. To the extent not governed by clause (i) above, the Board may, with the approval of the Capital Stock Committee but without stockholder approval, otherwise allocate and reallocate assets and liabilities from one Group to the other. Any such reallocation will be effected by:

(a)

the reallocation of other assets or consideration (including services) of the transferee Group to the transferor Group and/or of liabilities of the transferor Group to the transferee Group;

(b)

in the case of a reallocation of assets, the creation of inter-Group debt owed by the transferee Group to the transferor Group or the reduction of inter-Group debt owed by the transferor Group to the transferee Group; or

(c)

a combination of any of the above;

in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor Group. For these purposes, the fair value of the assets or liabilities transferred will be determined in accordance with the Certificate of Incorporation to the extent applicable and otherwise by the Board with the approval of the Capital Stock Committee, in each case in good faith in accordance with its business judgment.

(iii)

Treasury and Cash Management Policies. As of the Effective Date, all of the debt and preferred stock of the Corporation and its subsidiaries (other than debt and preferred stock of BIGToken and its subsidiaries) will be allocated to the Corporation. Thereafter, the following will apply:

(a)

The Corporation will attribute each future incurrence or issuance of external debt or preferred stock (other than debt and preferred stock of BIGToken and its subsidiaries) and the proceeds thereof to the

Corporation, except as otherwise provided with respect to convertible securities in paragraph (c) below or where the Board with the approval of the Capital Stock Committee, determines that such debt or preferred stock is being incurred for the benefit of the BIGToken Group rather than the Corporation. Any repurchases or repayment of debt or preferred stock will be charged to the Group to which such debt or preferred stock was allocated.

(b)

Debt attributed to the BIGToken Group, including any loans made by the Corporation to the BIGToken Group, will bear interest at a rate at which the Corporation could borrow such funds or with regard to third party loans to the BIGToken Group, the actual rate paid. Dividends on any preferred stock attributed to the Corporation will be charged to the Corporation, and dividends on any preferred stock attributed to the BIGToken Group will be charged to the BIGToken Group.

(c)

The Corporation will attribute each future issuance of the Corporation’s Common Stock (or any securities convertible into or exchangeable or exercisable for shares of the Corporation’s Common Stock) and the proceeds thereof to the Corporation. The Corporation will attribute each future issuance of BIGToken securities (or any securities convertible into or exchangeable or exercisable for BIGToken securities) and the proceeds thereof to the BIGToken Group.

(d)

Dividends on the Corporation’s Common Stock will be charged against the Corporation, and dividends on the securities of BIGToken will be charged against the BIGToken Group.

(e)

Repurchases of the Corporation’s Common Stock will be charged against the Corporation. Repurchases of BIGToken securities may be charged either against the either of the Groups as determined by the Board in its sole discretion.

(f)

The Corporation will account for all cash transfers from one Group to or for the account of the other Group as inter-Group revolving credit loans unless the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan.

(g)

Cash transfers accounted for as inter-Group loans will bear interest at the rates described in paragraph (a) above. In addition, any cash transfers accounted for as a long-term loan will have amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which the Corporation could borrow such funds.

(iv)

Intangible Assets. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Corporation in business combinations accounted for under the purchase method and include goodwill, technology, leasehold interests, customer relationships and customer lists, trademarks and tradenames, non-compete agreements and in-process research and development. These assets will be attributed to the respective Groups based on specific identification and where acquired companies have been divided between the Groups, the intangible assets will be allocated based on the respective fair values at the date of purchase of the related operations attributed to each Group.

5.	Dividend Policy

Subject to the limitations on dividends set forth in the Certificate of Incorporation and to applicable law, the holders of the Corporation’s Common Stock and the holders of Preferred Stock will be entitled to receive dividends on that stock when, and if the Board authorizes and declares dividends on that stock.

The Corporation does not expect to pay any dividends on the Preferred Stock or the BIGToken Group, until the BIGToken Group, including its assets, generate positive cash flow. Thereafter, the Board will determine whether to pay dividends on the shares of Preferred Stock based primarily on the results of operations, financial condition and capital requirements of the BIGToken Group and of the Corporation as a whole, and other factors that the Board considers relevant.

6.	Financial Reporting; Allocation Matters

(i)

Financial Reporting. The Corporation will prepare and include in its filings with the Securities and Exchange Commission consolidated financial statements of the Corporation and segment information with respect to the SRAX Group and BIGToken Group in accordance with GAAP for so long as shares of Preferred Stock are outstanding. For purposes of these financial statements, the SRAX Group and BIGToken Group will be allocated debt and preferred stock in accordance with GAAP.

(ii)

 Shared Services and Support Activities. If the BIGToken Group is allocated operating assets, the Corporation will directly charge specifically identifiable corporate overhead and other costs to the BIGToken Group. Where determinations based on specific usage alone are impracticable, the Corporation will use other allocation methods that it believes are fair, including methods based on factors such as the number of employees in and total revenues generated by each Group.

7.	Taxes

In general, any tax or tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest of a Group will be attributed to that Group in the reasonable discretion of the Board. Tax items that are attributable to a Group that are carried forward or back and used as a tax benefit in another tax year will be attributed to that Group. To the extent that any taxes or tax benefits are determined on a basis that includes the assets, liabilities or other tax items of both Groups, such taxes and tax benefits will be attributed to each Group based upon its contribution to such tax liability (or benefit) and, in the case of income taxes, principally based on the taxable income (or loss) tax credits, and other tax items directly related to each Group. Such allocation to or from a Group is intended to reflect its actual effect, whether positive or negative, on the Corporation’s taxable income, related tax liability and tax credit position. Consistent with the general policies described above, tax benefits that cannot be used by a Group generating those benefits but can be used to reduce the tax liability of the other Group will be credited to the Group that generated those benefits, and a corresponding amount will be charged to the Group utilizing such benefits. Accordingly, the amount of taxes payable or refundable that will be allocated to each Group may not necessarily be the same as that which would have been payable or refundable had that Group filed separate income tax returns.

Taxes and tax items from employee or director compensation or employee benefits will be allocated to the Group responsible for the underlying obligation (either through the allocation of the related expenses or through the issuance of stock of that group).

8.	Preferences, Rights, Qualifications, Limitations or Restrictions of Preferred Stock

Once every calendar quarter, the Capital Stock Committee will determine certain rights, qualification, limitations or restrictions related to Preferred Stock. The determination of the Capital Stock Committee will be posted at least 10 days prior to the end of each respective quarter to the Corporation’s website in the section entitled Bigtoken.com/preferred (the “Quarterly Determination”). The determinations made will be effective for the following calendar quarter and any issuance of Preferred Stock occurring during such quarter. By way of example, if on March 20 the Capital Stock Committee makes a determination, such determination will be operative with respect to any shares of Preferred Stock issued from April 1 until the end of the calendar quarter on June 30. Specifically, the Capital Stock Committee will determinate the Preferred Tracking Stock Allocation Percentage.

By electing to receive shares of Preferred Stock, the holder agrees to be bound by the rights, preferences and limitations set forth in the Certificate of Incorporation, as well as the Quarterly Determination of the Capital Stock Committee as posted on the Corporation’s website at: Bigtoken.com/preferred.

9.	Capital Stock Committee

The Corporation will establish a standing committee of the Board known as the Capital Stock Committee (the “Capital Stock Committee”). The Capital Stock Committee shall consist of at least three members, and shall at all times be composed of a majority of directors who satisfy the independence requirements required to serve on the audit committee of a company listed on the principal securities exchange on which the Corporation’s Common Stock is listed or if the Common Stock is not so listed, then of a company listed on the NASDAQ Stock Market. Each director serving on the Capital Stock Committee will have one vote on all matters presented to such committee. The Capital Stock Committee will have such powers, authority and responsibilities as are set forth in the Bylaws  and in this Policy Statement, and such other powers, authority and responsibilities as the Board may grant to such committee, which shall include the authority to engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties.

In making determinations in connection with this Policy Statement, the members of the Board and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The members of the Board and of the Capital Stock Committee, in performing their duties in connection with the matters covered by this Policy Statement, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports, advice or statements presented to the Corporation, the Board or the Capital Stock Committee by any of the Corporation’s officers or employees, or other committees of the Board, or by any accountants, investment bankers, appraisers, attorneys and other service providers retained by or on behalf of the Corporation, the Board or the Capital Stock Committee.